Contacts
Debra DiMaria
Chief Financial Officer
(516) 535-3681
ddimaria@proginet.com

Proginet Announces Record Profitability and Record Year-end Revenues
Annual Shareholder Meeting Scheduled

Garden City, N.Y.—September 19, 2006—Proginet Corporation [OTCBB: PRGF], developer of enterprise security software, today announced financial results for the year ended July 31, 2006. The results show that Proginet has achieved record revenues and record profitability for the 2006 fiscal year, with year-over-year profits increasing by more than one million dollars.

Total revenues for the year increased to $8,498,067, compared to total revenues of $7,898,818 in fiscal 2005. Software license revenues amounted to $2,365,552, compared to $2,784,617 for the same period in fiscal 2005, with the decline attributable to a slowdown in international sales as the Company's global distribution network transitioned to newly-launched Proginet technologies. Software maintenance fees and other increased to $5,666,943, compared to software maintenance fees and other of $4,815,760 in the prior fiscal year. Professional services revenue increased to $465,572, compared to professional services revenue of $298,441 in the prior fiscal year. Total net operating expenses amounted to $7,913,503, compared to $8,387,435 in fiscal 2005. The Company reported a net income of $584,564 for the fiscal year ending July 31, 2006, compared to a net loss of $488,617 for fiscal 2005.

Proginet cites these revenue and profitability records as strong evidence of the Company's continued momentum, with the Company's cash position at $2.5 million as of July 31, 2006, up 85% year-over-year, and the highest in the Company's history. Much of this momentum is attributable to strong marketplace demand for CyberFusion Integration Suite (CFI)™, the Company's flagship solution for secure enterprise data movement. Of particular demand has been CFI's Internet Server component, which enables organizations to securely promote B2B data integration over the World Wide Web. Just last month, Proginet reported a record number of new license agreements for the solution, which leading organizations worldwide, including many of the Fortune 500, use to impose control and security over enterprise data.

"A year ago, we announced that CFI was the most significant product launch in Proginet's history," said Kevin M. Kelly, President and CEO of Proginet. "Today's results provide evidence of this fact. We hear about major data compromises or security breaches almost every other day now," he continued. "These events can be, and should be, avoidable. CFI is a comprehensive solution that enables organizations to overcome their data security and control challenges, while satisfying today's increasingly demanding compliance mandates. We see demand for CFI intensifying in the year ahead and continuing to drive business growth."

FINANCIAL HIGHLIGHTS

Statement of Operations	Year ended July 31,
	2006	2005
Total revenues	$8,498,067	$7,898,818
Total operating expenses, net	7,913,503	8,387,435
Net income (loss)	$584,564	$(488,617)
Income (loss) per share	$.04	$(.03)

Balance Sheet	As of July 31,
	2006	2005
Cash	$2,501,520	$1,353,316
Trade accounts receivable, net	599,498	612,473
Property and equipment, net	197,276	253,933
Capitalized software development cost, net	3,197,811	3,474,172
Purchased software and other intangibles, net	1,983,749	2,547,986
Other assets	73,497	80,531
Total assets	$8,553,351	$8,322,411
Notes payable	$0	$833,332
Accounts payable and accrued expenses	702,830	513,013
Deferred revenues	2,574,256	2,163,073
Deferred rent	161,784	88,370
Total liabilities	3,438,870	3,597,788
Total stockholders’ equity	5,114,481	4,724,623
Total liabilities and stockholders’ equity	$8,553,351	$8,322,411

Investor Call
Proginet will hold an informational investor conference call on Wednesday, September 20, 2006, at 4:30 p.m. EST to provide investor updates and answer questions. Please call (516) 535-3683 by 12 p.m. EST on September 20, 2006, to register for the conference call.

Annual Shareholder Meeting
Proginet Corporation’s Annual Shareholder meeting will be held at the offices of Proginet Corporation, 200 Garden City Plaza, Garden City, N.Y. 11530, on Tuesday, November 21, 2006, at 5 p.m. EST. Shareholders of record at the close of business on October 3, 2006, will be notified of the meeting in October and provided with registration instructions.

About Proginet Corporation
Proginet is a developer of enterprise security software. Throughout its 20-year history, the company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion Integration Suite (CFI)™, CyberFusion®, SecurForce™, SecurPass®, and SecurAccess™, support all major computing platforms, from PCs to mainframes. Proginet’s global customer base spans more than 23 countries and includes many Fortune 500 companies. The company is headquartered in Garden City, NY, has offices in Toronto, Canada, and is publicly traded under the symbol [OTCBB: PRGF]. Visit the company online at www.proginet.com.

Disclaimer
This press release may contain forward-looking information within the meaning of Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs, Form SB2's and Form 8-Ks (www.sec.gov).